SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 5)*


                             UNIONBANCAL CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    908906100
                                 (CUSIP Number)


                                SEPTEMBER 4, 2003
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)

         [_]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 908906100
          ---------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                  Mitsubishi Tokyo Financial Group, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                (a)     [_]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Tokyo, Japan
--------------------------------------------------------------------------------
                                        5       SOLE VOTING POWER
           NUMBER OF
             SHARES                             91,732,217
          BENEFICIALLY                  ----------------------------------------
            OWNED BY                    6       SHARED VOTING POWER
              EACH
           REPORTING                            0
             PERSON                     ----------------------------------------
              WITH                      7       SOLE DISPOSITIVE POWER

                                                91,732,217
                                        ----------------------------------------
                                        8       SHARED DISPOSITIVE POWER

                                                0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         91,732,217
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         63.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP No. 908906100
          ---------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                  The Bank of Tokyo - Mitsubishi,  Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                (a)     [_]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Tokyo, Japan
--------------------------------------------------------------------------------
                                        5       SOLE VOTING POWER
           NUMBER OF
             SHARES                             91,732,217
          BENEFICIALLY                  ----------------------------------------
            OWNED BY                    6       SHARED VOTING POWER
              EACH
           REPORTING                            0
             PERSON                     ----------------------------------------
              WITH                      7       SOLE DISPOSITIVE POWER

                                                91,732,217
                                        ----------------------------------------
                                        8       SHARED DISPOSITIVE POWER

                                                0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         91,732,217
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         63.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP No. 908906100
          ---------


THIS AMENDMENT NO. 5 AMENDS AND RESTATES IN ITS ENTIRETY ITEMS 1 THROUGH 10 OF THE SCHEDULE 13G FILED BY THE BANK OF TOKYO-MITSUBISHI, LTD. ("BTM") REGARDING THE COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "STOCK"), OF UNIONBANCAL CORPORTION (THE "COMPANY"). THIS AMENDMENT REFLECTS THE FORMATION OF A HOLDING COMPANY, MITSUBISHI TOKYO FINANCIAL GROUP, INC., ("MTFG") OF WHICH BTM HAS BECOME A WHOLLY-OWNED SUBSIDIARY. BTM REMAINS THE DIRECT OWNER OF THE STOCK.

ITEM 1   (a)      NAME OF ISSUER

                  UnionBanCal Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  400 California Street
                  San Francisco, California 94104-1476


ITEM 2   (a)      NAME OF PERSONS FILING

                  Mitsubishi Tokyo Financial Group, Inc.

                  The Bank of Tokyo-Mitsubishi, Ltd.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MTFG:
                  4-1, Marunouchi 1-chome
                  Chiyoda-ku, Tokyo 100-6326, Japan

                  BTM:
                  7-1, Marunouchi 2-chome
                  Chiyoda-ku, Tokyo 100-8388, Japan

         (c)      CITIZENSHIP

                  N/A

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  908906100


ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [_] Broker dealer registered under section 15 of the Act (15 U.S.C. 780).

         (b)  [_] Bank as defined in section 3 (a) (6) of the Act (15 U.S.C.
                  78c).

         (c) [_] Insurance company as fined in section 3(a) (19) of the Act (15 U.S.C. 78c).

         (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)  [_] An investment adviser in accordance with 240.13d-1(b) (1) (ii)
                  (E);

CUSIP No. 908906100
          ---------


         (f) [_] An employee benefit plan or endowment fund in accordance with 240.13d-1(b) (1) (ii) (G);

         (g) [_] A parent holding company or control person in accordance with 240.13d-1(b) (1) (ii) (G);

         (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [_] Group, in accordance with 240.13d


ITEM 4   OWNERSHIP

         Provide the following information regarding the aggregate number and percent of the class of securities of the issuer identified in Item 1.

         For MTFG

         (a)      Amount Beneficially Owned: 91,732,217

         (b)      Percent of Class: 63.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:  91,732,217

                  (ii)     Shared power to vote or to direct the vote:         0

                  (iii)    Sole power to dispose or to direct the
                           disposition of:                            91,732,217

                  (iv)     Shared power to dispose or to direct the
                           disposition of:                                     0


         For BTM

         (a)      Amount Beneficially Owned: 91,732,217

         (b)      Percent of Class: 63.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:  91,732,217

                  (ii)     Shared power to vote or to direct the vote:         0

                  (iii)    Sole power to dispose or to direct the
                           disposition of:                            91,732,217

                  (iv)     Shared power to dispose or to direct the
                           disposition of:                                     0


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

CUSIP No. 908906100
          ---------


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10  CERTIFICATION

         Not applicable.


                                    * * * * *



                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                           Date: September 11, 2003



                           MITSUBISHI TOKYO FINANCIAL GROUP, INC.



                           By:  /s/ Masaaki Tanaka
                                ------------------------------------------------
                                Name:  Masaaki Tanaka
                                Title: General Manger, Corporate Policy Division





                           THE BANK OF TOKYO-MITSUBISHI, LTD.



                           By:  /s/ Kyota Ohmori
                                ------------------------------------------------
                                Name:  Kyota Ohmori
                                Title: Managing Director and General Manger
                                       Corporate Planning Office


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